Exhibit 99.1

LinkedIn Announces Fourth Quarter and Full Year 2015 Results

MOUNTAIN VIEW, Calif., February 4, 2016 - LinkedIn Corporation (NYSE: LNKD), the world's largest professional network on the Internet, reported results for the fourth quarter and full year 2015. The transcript with prepared remarks is contained within this press release. In addition, a supplemental presentation will be made available on the investor relations section of the LinkedIn website at http://investors.linkedin.com.

“Q4 was a strong quarter for LinkedIn, bringing to a close a successful year of growth and innovation against our long-term roadmap,” said Jeff Weiner, CEO of LinkedIn. “We enter 2016 with increased focus on core initiatives that will help drive growth and scale across our portfolio.”

During the quarter, LinkedIn made solid progress against its long-term product strategy to create value for members by connecting them to opportunity. We launched our reimagined flagship app in December, created a more streamlined experience for members to follow personalized and relevant content in the feed, and continued to scale the number of jobs on the platform to now more than six million open listings.

Revenue increased 34% year-over-year in the fourth quarter to $862 million and increased 35% in 2015 to $2,991 million.

Talent Solutions revenue (inclusive of Learning & Development) increased 45% year-over-year in the fourth quarter to $535 million and increased 41% year-over-year to $1,877 million in 2015.

•
Hiring revenue contributed $487 million and $1,770 million in the fourth quarter and 2015, respectively, which represents increases of 32% and 33% compared to the same periods last year. These increases were driven by strength in new account performance within field sales and continued strength in online subscriptions.

•	Learning & Development revenue contributed $49 million and $107 million in the fourth quarter and 2015, respectively.

Marketing Solutions revenue increased 20% year-over-year in the fourth quarter to $183 million and increased 28% to $581 million in 2015.

•
Sponsored Updates performance was the primary driver of growth, surpassing 50% of total Marketing Solutions revenue for the first time, while premium display faced secular-driven headwinds similar to prior quarters.

Premium Subscriptions revenue increased 19% year-over-year in the fourth quarter to $144 million and increased 22% year-over-year to $532 million in 2015.

•	Sales Navigator remained the faster growing component of Premium Subscriptions with continued improvement in customer satisfaction and product usage.

Adjusted EBITDA was $249 million in the fourth quarter, or 29% of revenue. Adjusted EBITDA was $780 million in 2015, or 26% of revenue.

GAAP net loss attributable to common stockholders was $8 million in the fourth quarter and $166 million in 2015. Non-GAAP net income was $126 million in the fourth quarter and $373 million in 2015.

GAAP diluted EPS was $(0.06) in the fourth quarter compared to $0.02 in the same period last year. GAAP diluted EPS was $(1.29) in 2015 compared to $(0.13) in 2014.

Non-GAAP diluted EPS was $0.94 in the fourth quarter compared to $0.61 in the same period last year. Non-GAAP diluted EPS was $2.84 in 2015 compared to $2.02 in 2014.

"LinkedIn delivered a strong end to 2015," said Steve Sordello, CFO of LinkedIn. "As we look towards 2016, our focus is on investing intelligently in our core member and customer value propositions to capture the large, addressable opportunity ahead of us."

Business Outlook

LinkedIn is providing guidance for the first quarter and full year 2016. Further details are in the transcript below and a supplemental presentation will be made available on the investor relations section of our website at http://investors.linkedin.com:

•
Q1 2016 Guidance: Revenue is expected to be approximately $820 million. Adjusted EBITDA is expected to be approximately $190 million. Non-GAAP EPS is expected to be approximately $0.55. The company expects depreciation of approximately $85 million, amortization of approximately $48 million, and stock-based compensation of approximately $153 million. The company also expects approximately 133 million GAAP fully-diluted weighted shares and 135 million non-GAAP fully-diluted weighted shares.

•
Full Year 2016 Guidance: Revenue is expected to range between $3.6 billion and $3.65 billion. Adjusted EBITDA is expected to be approximately $950 - 975 million. Non-GAAP EPS is expected to be approximately $3.05 - $3.20. The company expects depreciation of approximately $380 million, amortization of approximately $180 million, and stock-based compensation of approximately $630 million. The company also expects approximately 135 million GAAP fully-diluted weighted shares and 137 million non-GAAP fully-diluted weighted shares.

Prepared Remarks — Jeff Weiner, CEO LinkedIn Corporation

Q4 was a strong quarter for LinkedIn, bringing to a close a successful year of growth and innovation against our long-term roadmap.

For Q4, overall revenues grew 34% to $862 million. We delivered adjusted EBITDA of $249 million, and non-GAAP EPS of $0.94 cents. For the full year 2015, revenue was $2.99 billion, up 35%, and we delivered adjusted EBITDA of $780 million, and non-GAAP EPS of $2.84.

In the quarter, cumulative members grew 19% to 414 million, unique visiting members grew 7% to an average of 100 million per month, and member page views grew 26%. This yielded 17% year over year growth in page views per unique visiting member, continuing a pattern of strong engagement growth over the past several quarters. Mobile in particular grew 3x faster than overall member activity, and now represents 57% of all traffic to LinkedIn.

In 2015, we organized our long-term product strategy around the principle of creating greater value for our members and our customers, connecting them to opportunity. Central to this strategy is to help members stay connected and informed, advance their careers, and work smarter. I want to take you through the progress we achieved exiting 2015.

In December, we launched our re-imagined Flagship app, built with the goal to help members stay connected and informed though a simpler, faster, and more personalized experience. The new app is an entirely new member platform, on which our R&D teams can iterate faster and test new features continuously. It is at the core of our member value strategy.

The new Flagship app includes all of our core functionality, with the Feed at the center. While still early, in January we are seeing meaningful acceleration across several key metrics including feed engagement, searches, and messages sent. The result is the fastest year over year growth we’ve seen in five months.

We are also seeing members significantly increase the amount of content they interact with in the Feed, thanks to improved algorithms and easier tools to follow publishers. The year over year growth rate for members sharing content has nearly doubled since launching the new Flagship app, accelerating to nearly 40% year-over-year. And some third party publishers are seeing materially increased traffic coming from LinkedIn, in some cases greater than 3x previous levels.

The early accelerated traffic trends are particularly noteworthy given our 2015 emphasis on quality versus quantity of email sent by LinkedIn to members. We have reduced the number of emails sent on a per member basis by 40%, a worthwhile trade-off aligned with our long-term strategy to create the best possible member experience.

Another key member investment throughout 2015 has been to help members advance their careers. As of January, we’ve more than doubled the number of jobs on LinkedIn versus last year, to more than 6 million open listings.

Even more encouraging is the acceleration in members leveraging LinkedIn to find career opportunities. Through improved discovery in our Flagship and Job Seeker apps, as well as better relevance, we’ve seen a material increase in jobs engagement on LinkedIn from approximately 30% year-over-year growth last January to over 80% growth today. In addition, our jobs app has seen traffic increase approximately 6x from a year ago. And most importantly, we’re driving a greater volume of hiring by our customers.

Integral to finding a job is ensuring that our members have the right skills. Lynda gives us a strong learning content asset, with the highest NPS scores across our entire product portfolio. As we look towards 2016, you can expect to see Lynda.com content more deeply integrated into the core LinkedIn experience, as well as deeper integration across our premium products. We also see a great opportunity this year to leverage our go-to-market strategy to continue to deliver Lynda content into the enterprise.

By providing greater member value, we can continue to focus on helping our customers work smarter when they Hire, Market, and Sell by leveraging our three diverse product lines -- Talent Solutions, Marketing Solutions, and Premium Subs, which today includes Sales Solutions.

For Talent Solutions, in 2015 we unveiled our first complete revamp of our flagship Recruiter product in seven years. And, we introduced LinkedIn Referrals, our first new Talent Solutions SKU. Next-generation Recruiter is more intuitive and relevant, and along with Referrals, will increase a recruiter’s ability to find passive talent based on relationships within the LinkedIn network. We are now aggressively ramping our go to market efforts for both products.

In 2016, we have three priorities for our core hiring products. First, we will roll-out new Recruiter and Referrals across our existing customer base. Second, we will tie our existing products together into an easy to use suite - growing our potential to impact greater amounts of hiring with existing customers. And third, we will begin our journey towards addressing long-tail hiring by making Recruiter simpler to use, and introducing automated sourcing to help SMBs and hiring managers find and acquire talent. The acquisition of Connectifier, announced this afternoon, will further strengthen our core products and accelerate our product roadmap, leveraging powerful machine learning-based searching and matching technology to help recruiters and hiring managers find the perfect talent fit.

For Marketing Solutions, we remain focused on being the most effective platform for marketers to engage professionals. That goal is increasingly realized through Sponsored Updates, which saw revenue more than double in 2015 as our fastest growing monetized product at scale. Sponsored Updates represented 52% of Marketing Solutions revenue exiting the year. Looking forward to 2016, we will continue to invest aggressively in Sponsored Updates by introducing more functionality, such as conversion tracking and enhanced targeting. We will place a large emphasis on scalability as engagement grows with our feed in the new Flagship app.

Within our Premium Subscriptions line, our "land and expand" go-to-market strategy for Sales Solutions continues to pay off and Sales Navigator customer satisfaction continues to increase. In 2016, we will continue to focus on improving the core product to become both a must-have daily-use case, and the primary system of engagement for sales professionals.

In 2015, we also introduced Lookup and Elevate, our newest enterprise products designed to help companies and their employees work smarter. These products not only connect any enterprise’s employees, but also support and reinforce our existing Hire, Market, and Sell products. Already, we’ve seen strong early uptake with 29 of 30 pilot customers purchasing Elevate.

Our strategy in 2016 will increasingly focus on a narrower set of high value, high impact initiatives with the goal of strengthening and driving leverage across our entire portfolio of businesses. Our roadmap will be supported by greater emphasis on simplicity, prioritization, and ultimate ROI and investment impact.

To that end, I would like to conclude by thanking our team. Our employees remain focused on realizing our mission and vision, and our culture remains our strongest asset. Given current secular trends in the global economy, our sense of purpose has never been stronger or more relevant.

With that, I'll turn it over to Steve for a deeper dive into our operating metrics and financials.

Prepared Remarks — Steve Sordello, CFO LinkedIn Corporation

Today, I plan to cover highlights from our fourth quarter results and our initial outlook for 2016. I will discuss growth rates on a year-over-year basis unless indicated otherwise, and non-GAAP financial measures exclude items such as stock-based compensation expenses, amortization of intangibles, and the tax impacts of these adjustments.

The fourth quarter showed strong performance. Key highlights included the launch of our new flagship mobile app and solid growth across our three core product lines, producing revenue growth of 34% year-over-year. Strong top line results were complemented by margin expansion with adjusted EBITDA increasing nearly 40% year-over-year to a 29% margin. This profitability reflects our longer-term emphasis on pairing investment in our future growth with increased scalability.

With respect to revenue, we generated $862 million in total sales, growth of 34% year-over-year, or 39% on a constant currency basis.

Talent Solutions, comprised of Hiring and Learning & Development, showed strong performance. Revenue was $535 million, growing 45% year-over-year, and represented 62% of sales versus 57% last year.

Within our Hiring business, revenue grew 32% year-over-year, or 37% on a constant currency basis.

•	Field sales continue to represent the majority of Hiring revenue, growing roughly in line with the overall business.

•	New customer acquisition was strong, we added over 3,000 new accounts in the quarter, and ended the year with more than 42,000 under contract.

•	In the fourth quarter, the rate of add-ons and renewals decreased moderately year-over-year, while churn was healthy and relatively consistent with the prior year.

One note, this will be the last quarter we formally disclose our field sales corporate customer metric. There are several reasons for this change:

•	First, the correlation of this metric to revenue growth has lessened over time as the diversity and size of our customer base has significantly grown.

•	Second, the large customer base scale makes it increasingly challenging to measure customers across both SMBs and multi-subsidiary enterprises.

•
And lastly, our strategy will lead us to increasingly sell to customers through both the field sales and self-serve channel, making the field sales customer count less relevant as a long-term metric to measure the business.

In Q4, approximately one quarter of hiring revenue came from self-serve, mostly oriented towards individual members. As you may recall, we streamlined our premium buying experience exiting 2014, leading to a mix shift of individual subscribers into Job Seeker and Recruiter Lite and away from the General Subscription SKU within our Premium line.

As a result, we saw an acceleration in online revenue in the second half, ultimately creating an overall Hiring revenue growth benefit in the low single digits year-over-year.

Online job postings growth slightly decelerated in Q4, but was consistent with the range of growth for the full year.

Learning & Development contributed $49 million. Today, self-serve represents approximately 60% of revenue, although field sales is growing 2x faster. Within field sales, we are leveraging our enterprise sales playbook, beginning with rolling out a hunter/farmer sales model starting in 2016.

Marketing Solutions grew 20% to $183 million, or 24% on a constant currency basis, and represented 21% of revenue versus 24% last year.

Sponsored Updates continues to be our fastest growing product at scale and is now the primary driver of growth for Marketing Solutions. Sponsored Updates continues to exceed our expectations given how quickly it has scaled. With the launch of the new flagship feed, we are increasingly focused on driving even greater alignment between engagement and Sponsored Content growth.

In the quarter:

•	Sponsored Updates grew approximately 85%, surpassing 50% of Marketing Solutions revenue for the first time.

•	And growth has been driven largely by a combination of engagement and customer adoption.

As expected, CPM-based premium display continued to face secular-driven headwinds consistent with prior periods.

•
Display decreased in the high 30% range year-over-year, slightly more than prior quarters, due to lapping a particularly strong Q4 2014. Premium display now represents approximately 15% of Marketing Solutions mix compared with roughly 30% last year.

•	In addition, this quarter we started to offer inventory through programmatic exchanges, an initiative we will further pursue in 2016.

Lastly, I want to spend a moment on our B2B offerings.

•
Our strategy in acquiring Bizo was to create a unified ad platform to better address the B2B market opportunity. In 2015, we launched specific products, particularly Lead Accelerator, as standalone offerings. While initial demand was solid, the product required more resources than anticipated to scale.

•
As a result, we will phase out selling Lead Accelerator in the first half and incorporate the key technology into Sponsored Content throughout 2016. We will also deprecate Network Display through this process. In the short-term, the trade-off is roughly $50 million in potential revenue, but we believe this is the best long-term decision.

•
This change should ultimately benefit the entire Sponsored Content customer base with a stronger product and more streamlined experience. We also remain committed to support our current Lead Accelerator customers through the migration.

•	Sponsored Content is our fastest growing and most profitable ad product, so we will increasingly focus our efforts here to scale our B2B capability in the fastest, most sustainable way.

Premium Subscriptions revenue grew 19% to $144 million, or 23% growth on a constant currency basis, and contributed 17% of revenue versus 19% last year.

Sales Solutions remained the faster growing component, now representing approximately 38% of Premium Subscription revenue. Total revenue growth was in the mid-50% range year-over-year, with the field sales portion growing more quickly, representing more than half of Sales Navigator revenue.

We once again saw continued improvement in customer satisfaction and product usage compared with last quarter. NPS scores for Sales Navigator are at their highest point since launch, and we continue to see user engagement improvements. We believe these are leading indicators for greater market adoption.

While we've seen the product market fit gain traction, we see further room for improvement in 2016:

•	For the product, our goal is to make Sales Navigator a need-to-have daily-use case.

•	We continue to invest in our sales-force, focusing on both rep growth and increased productivity, while also improving the customer experience to reduce churn that today is higher than we would like.

•	Lastly, we intend to disclose Sales Solutions as a distinct product line in the first half of 2016.

Our General Subs SKU continued to represent the majority of premium revenue.

•	Since launching the new onboarding experience in late 2014, subscribers have increasingly shifted towards Job Seeker and Recruiter Lite, both reported within Talent Solutions.

•	General subscription growth is now in the mid-single digits as more of our subscribers migrate to other products.

In terms of geography, revenue generated outside the U.S. represented 39% of overall revenue versus 40% last year, or 41% on a constant currency basis, reflecting the currency headwinds in EMEA & APAC. By channel, field sales contributed 64% of revenue, consistent with last year.

Moving to the non-GAAP financials, adjusted EBITDA was $249 million, a 29% margin.

Depreciation and amortization totaled $130 million while stock-based compensation was $135 million.

GAAP net loss was $(8) million, resulting in a $(0.06) cent loss per share, compared to income of $3 million and $0.02 cents last year.

Non-GAAP net income was $126 million, resulting in earnings of $0.94 cents per share, compared with $77 million and $0.61 cents last year.

The balance sheet remains well positioned with $3.1 billion of cash and marketable securities. Operating cash flow was $177 million versus $130 million a year ago. Free cash flow was slightly negative during the quarter, due to capex investments in data centers and facilities.

We will end the call with our outlook for the first quarter and full year.

For the first quarter, we expect:

•	Revenue of approximately $820 million, representing 29% percent growth.

•	Adjusted EBITDA of approximately $190 million, a 23% margin.

•	Non-GAAP EPS of approximately $0.55 cents per share.

For the full year, we expect:

•
Revenue between $3.6 and $3.65 billion, a range of 20% to 22% year-over-year growth. This includes a 2% F/X headwind. It also incorporates removing $50 million in potential Bizo revenue contribution in 2016.

•	Adjusted EBITDA between $950 and $975 million, a 27% margin at the midpoint.

•	And non-GAAP EPS of approximately $3.05 to $3.20 per share.

Let me take a moment to provide further context on guidance.

Overall, we expect solid growth in Sponsored Content and across our field sales businesses where we continue to gain share.

Specific to our product lines:

•	Within Talent Solutions:

◦
Our core field sales business continues to perform well. We exited 2015 at approximately 30% year-over-year growth, and expect mid-20% growth in 2016. This outlook reflects continued pressure in EMEA and APAC given current global economic conditions.

◦	In terms of our newer products, Referrals and the new Recruiter, guidance does not incorporate meaningful contribution to 2016 revenue given the gradual rollout.

◦	With respect to self-serve products, we expect single-digit growth, given the difficult comparison with 2015.

•	For Marketing Solutions:

◦
We are primarily focused on Sponsored Content, where we will continue to improve the product and technology platform. This focus includes exiting Lead Accelerator as a standalone product and incorporating the technology into Sponsored Content.

◦
This is a long-term strategic decision that impacts our short-term revenue growth. When excluding the past and future impact from Bizo, we expect our Marketing Solutions business to accelerate in 2016.

◦	Finally, we're seeing positive early engagement trends from the new flagship launch, but it's too early to incorporate the impact into our guidance.

•
In terms of emerging growth areas, Sales Solutions continues to gain traction, and we'll continue to invest in the product and go-to-market to achieve greater growth and scale. Learning & Development remains an early bet that we're aggressively pursuing, with the enterprise effort ramping throughout the year.

Additional guidance incorporates:

•	Depreciation of approximately $85 million for Q1 and $380 million for the full year, with first quarter amortization of approximately $48 million and $180 million for the full year.

•	Stock-based compensation of approximately $153 million for Q1 and $630 million for the full year.

•
Other expense of approximately $6 million for Q1 and $26 million for the full year on a non-GAAP basis, and $22 million for Q1 and $93 million on GAAP basis for the full year. This includes GAAP-only convertible accretion expense of $12 million in Q1 and $48 million for the full year, as well as an impact from the financial derivative related to our Chinese JV.

•	A non-GAAP tax rate of 23% for Q1 and for the full year.

•
Also as it relates to tax, we will likely take a GAAP charge of approximately $100 million in the second quarter of 2016, the result of a valuation allowance against our deferred tax assets. As this is a non-cash charge, this will not impact our non-GAAP results.

•	Capex in the high teens % of revenue for the full year, reflecting ongoing data center and facility investments.

•	And for the share count:

◦	On a GAAP basis, we expect 133 million fully diluted weighted shares in Q1, and an average of 135 million for the full year.

◦	On a non-GAAP basis, we expect 135 million fully diluted weighted shares in Q1 and an average of 137 million for the full year.

In closing, LinkedIn delivered a strong end to 2015. We made significant progress on product innovation with the launch of the new flagship product and a refreshed Hiring product portfolio. As we look towards 2016, our focus is on investing intelligently in our core member and customer value propositions to capture the large, addressable opportunity ahead of us.

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
		(As Adjusted) [1]	(As Adjusted) [1]	(As Adjusted) [1]
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$460,887	$1,017,287	$450,991	$631,725	$546,237
Marketable securities	2,982,422	2,512,588	2,582,435	2,457,607	2,573,145
Accounts receivable	449,048	424,787	449,500	457,975	603,060
Deferred commissions	66,561	60,259	58,585	56,453	87,706
Prepaid expenses	52,978	62,800	75,669	72,752	62,992
Other current assets	110,204	141,798	118,718	136,225	61,949
Total current assets	4,122,100	4,219,519	3,735,898	3,812,737	3,935,089
Property and equipment, net	740,909	755,396	793,034	906,189	1,047,005
Goodwill	356,718	359,739	1,492,972	1,508,946	1,507,093
Intangible assets, net	131,275	122,826	456,233	418,050	373,087
Other assets	76,255	80,684	78,645	70,788	148,925
TOTAL ASSETS	$5,427,257	$5,538,164	$6,556,782	$6,716,710	$7,011,199

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$100,297	$85,104	$109,715	$123,329	$162,176
Accrued liabilities	260,189	206,826	256,958	296,794	316,792
Deferred revenue	522,299	585,812	629,671	621,411	709,116
Total current liabilities	882,785	877,742	996,344	1,041,534	1,188,084
CONVERTIBLE SENIOR NOTES, NET	1,081,553	1,092,715	1,104,010	1,115,439	1,126,534
OTHER LONG-TERM LIABILITIES	132,100	146,504	238,001	241,532	201,128
Total liabilities	2,096,438	2,116,961	2,338,355	2,398,505	2,515,746
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	5,427	5,536	25,784	26,296	26,810
STOCKHOLDERS’ EQUITY:
Class A and Class B common stock	13	13	13	13	13
Additional paid-in capital	3,285,705	3,420,045	4,268,731	4,405,911	4,588,578
Accumulated other comprehensive income (loss)	(198)	1,085	(2,877)	6,632	9,124
Accumulated earnings (deficit)	39,872	(5,476)	(73,224)	(120,647)	(129,072)
Total stockholders’ equity	3,325,392	3,415,667	4,192,643	4,291,909	4,468,643
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY	$5,427,257	$5,538,164	$6,556,782	$6,716,710	$7,011,199
______________
(1) In the fourth quarter of 2015, we adopted new authoritative accounting guidance on determining whether the host contract in a hybrid financial instrument issued in the form of a share is more akin to debt or to equity on a modified retrospective approach. As a result, we have recorded a cumulative-effect adjustment of $2.8 million to Accumulated earnings (deficit) in the first quarter of 2015 with a corresponding increase of $2.8 million to Other long-term liability. In addition, we recorded a fair value adjustment of $6.9 million to Accumulated earnings (deficit) with a corresponding increase of $6.9 million to Other long-term liability in the third quarter of 2015.

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
				(As Adjusted) [1]

Net revenue	$643,432	$637,687	$711,735	$779,595	$861,894	$2,218,767	$2,990,911
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	86,902	88,406	100,086	111,368	118,998	293,797	418,858
Sales and marketing	224,227	229,636	261,271	265,454	291,768	774,411	1,048,129
Product development	150,289	165,580	190,133	202,682	217,265	536,184	775,660
General and administrative	96,722	97,313	142,389	118,871	120,161	341,294	478,734
Depreciation and amortization	71,118	73,972	99,004	117,901	129,595	236,946	420,472
Total costs and expenses	629,258	654,907	792,883	816,276	877,787	2,182,632	3,141,853
Income (loss) from operations	14,174	(17,220)	(81,148)	(36,681)	(15,893)	36,135	(150,942)
Other expense, net:
Interest income	1,223	1,985	2,017	2,798	3,771	4,971	10,571
Interest expense	(6,797)	(12,597)	(12,694)	(12,773)	(12,818)	(6,797)	(50,882)
Other, net	(1,731)	(4,035)	(1,723)	(10,684)	(7,035)	(3,104)	(23,477)
Other expense, net	(7,305)	(14,647)	(12,400)	(20,659)	(16,082)	(4,930)	(63,788)
Income (loss) before income taxes	6,869	(31,867)	(93,548)	(57,340)	(31,975)	31,205	(214,730)
Provision (benefit) for income taxes	3,774	10,572	(26,048)	(10,429)	(24,064)	46,525	(49,969)
Net income (loss)	3,095	(42,439)	(67,500)	(46,911)	(7,911)	(15,320)	(164,761)
Accretion of redeemable noncontrolling interest	(100)	(109)	(248)	(512)	(514)	(427)	(1,383)
Net income (loss) attributable to common stockholders	$2,995	$(42,548)	$(67,748)	$(47,423)	$(8,425)	$(15,747)	$(166,144)
Net income (loss) per share attributable to common stockholders:
Basic	$0.02	$(0.34)	$(0.53)	$(0.36)	$(0.06)	$(0.13)	$(1.29)
Diluted	$0.02	$(0.34)	$(0.53)	$(0.36)	$(0.06)	$(0.13)	$(1.29)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	124,590	125,471	128,241	130,716	131,583	122,800	129,024
Diluted	127,338	125,471	128,241	130,716	131,583	122,800	129,024
______________
(1) In the fourth quarter of 2015, we adopted new authoritative accounting guidance on determining whether the host contract in a hybrid financial instrument issued in the form of a share is more akin to debt or to equity on a modified retrospective approach. As a result, we have recorded a fair value adjustment of $6.9 million to Other income (expense), net in the third quarter of 2015.

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
				(As Adjusted) [1]

OPERATING ACTIVITIES:
Net income (loss)	$3,095	$(42,439)	$(67,500)	$(46,911)	$(7,911)	$(15,320)	$(164,761)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	71,118	73,972	99,004	117,901	129,595	236,946	420,472
Provision for doubtful accounts and sales returns	2,216	1,795	3,280	3,373	4,269	11,346	12,717
Amortization of investment premiums, net	4,309	5,514	5,001	5,362	4,457	13,613	20,334
Amortization of debt discount and transaction costs	5,916	11,189	11,322	11,456	11,592	5,916	45,559
Stock-based compensation	93,626	103,109	145,491	126,874	134,800	319,133	510,274
Excess income tax benefit from stock-based compensation	(51,512)	(18,198)	18,198	1,726	(13,965)	(99,247)	(12,239)
Changes in operating assets and liabilities:
Accounts receivable	(103,002)	29,489	(21,887)	(9,168)	(147,895)	(137,571)	(149,461)
Deferred commissions	(29,073)	7,067	1,535	3,094	(38,204)	(22,409)	(26,508)
Prepaid expenses and other assets	(4,383)	(34,629)	(1,957)	(9,568)	(11,865)	(42,032)	(58,019)
Accounts payable and other liabilities	89,656	(40,725)	55,959	58,854	26,838	149,971	100,926
Income taxes, net	(10,258)	5,629	(22,876)	(15,659)	(3,373)	19,280	(36,279)
Deferred revenue	58,723	63,359	72	(7,739)	88,268	129,325	143,960
Net cash provided by operating activities	130,431	165,132	225,642	239,595	176,606	568,951	806,975
INVESTING ACTIVITIES:
Purchases of property and equipment	(241,611)	(90,121)	(72,462)	(166,653)	(178,010)	(547,633)	(507,246)
Purchases of investments	(1,542,950)	(454,281)	(632,774)	(809,448)	(915,977)	(3,431,566)	(2,812,480)
Sales of investments	50,924	438,409	141,452	391,914	268,727	294,033	1,240,502
Maturities of investments	238,283	482,840	417,115	536,891	521,548	1,665,199	1,958,394
Payments for intangible assets and acquisitions, net of cash acquired	(2,783)	(4,161)	(650,681)	(20,030)	(2,975)	(253,538)	(677,847)
Changes in deposits and restricted cash	5,499	(1,382)	(1,877)	10,461	(602)	(19,766)	6,600
Net cash provided by (used in) investing activities	(1,492,638)	371,304	(799,227)	(56,865)	(307,289)	(2,293,271)	(792,077)
FINANCING ACTIVITIES:							—
Net cash provided by financing activities (2)	1,299,746	26,739	3,364	1,255	46,456	1,388,485	77,814
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3,489)	(6,775)	3,925	(3,251)	(1,261)	(6,367)	(7,362)
CHANGE IN CASH AND CASH EQUIVALENTS	(65,950)	556,400	(566,296)	180,734	(85,488)	(342,202)	85,350
CASH AND CASH EQUIVALENTS—Beginning of period	526,837	460,887	1,017,287	450,991	631,725	803,089	460,887
CASH AND CASH EQUIVALENTS—End of period	$460,887	$1,017,287	$450,991	$631,725	$546,237	$460,887	$546,237
______________
(1) In the fourth quarter of 2015, we adopted new authoritative accounting guidance on determining whether the host contract in a hybrid financial instrument issued in the form of a share is more akin to debt or to equity on a modified retrospective approach. As a result, we recorded a fair value adjustment of $6.9 million to Other long-term liability in the third quarter of 2015.

(2) In the fourth quarter of 2014, we received net proceeds from our convertible senior notes offering, after deducting initial purchasers' discount and debt issuance costs, of approximately $1,305.4 million. Concurrently with the issuance of the notes, we used approximately $248.0 million of the net proceeds of the offering of the notes to pay the cost of convertible note hedge transactions, which was offset by $167.3 million in proceeds from warrants we sold.

LINKEDIN CORPORATION
TRENDED SUPPLEMENTAL REVENUE INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015

Revenue by product:
Talent Solutions
Hiring	$369,348	$396,375	$425,812	$460,838	$486,746	$1,327,737	$1,769,771
Learning & Development	—	—	17,558	41,273	48,593	—	107,424
Total Talent Solutions	369,348	396,375	443,370	502,111	535,339	1,327,737	1,877,195
Marketing Solutions	152,729	119,192	140,037	139,549	182,550	454,500	581,328
Premium Subscriptions	121,355	122,120	128,328	137,935	144,005	436,530	532,388
Total	$643,432	$637,687	$711,735	$779,595	$861,894	$2,218,767	$2,990,911

Revenue by geographic region:
United States	$388,194	$389,258	$444,531	$484,300	$527,719	$1,333,978	$1,845,808
International
Other Americas (1)	39,238	38,066	39,904	43,505	46,500	143,207	167,975
EMEA (2)	162,064	156,563	168,771	187,286	217,624	554,567	730,244
APAC (3)	53,936	53,800	58,529	64,504	70,051	187,015	246,884
Total International revenue	255,238	248,429	267,204	295,295	334,175	884,789	1,145,103

Total revenue	$643,432	$637,687	$711,735	$779,595	$861,894	$2,218,767	$2,990,911

Revenue by geography, by product:
United States
Talent Solutions	$222,670	$240,752	$277,772	$309,935	$328,772	$809,560	$1,157,231
Marketing Solutions	94,991	77,412	91,761	93,362	114,955	272,179	377,490
Premium Subscriptions	70,533	71,094	74,998	81,003	83,992	252,239	311,087
Total United States revenue	$388,194	$389,258	$444,531	$484,300	$527,719	$1,333,978	$1,845,808
International
Talent Solutions	146,678	155,623	165,598	192,176	206,567	518,177	719,964
Marketing Solutions	57,738	41,780	48,276	46,187	67,595	182,321	203,838
Premium Subscriptions	50,822	51,026	53,330	56,932	60,013	184,291	221,301
Total International revenue	$255,238	$248,429	$267,204	$295,295	$334,175	$884,789	$1,145,103

Total revenue	$643,432	$637,687	$711,735	$779,595	$861,894	$2,218,767	$2,990,911

Revenue by channel:
Field sales	$413,867	$393,251	$440,476	$479,547	$551,279	$1,349,804	$1,864,553
Online sales	229,565	244,436	271,259	300,048	310,615	868,963	1,126,358
Total	$643,432	$637,687	$711,735	$779,595	$861,894	$2,218,767	$2,990,911
______________
(1) Canada, Latin America and South America
(2) Europe, the Middle East and Africa (“EMEA”)
(3) Asia-Pacific (“APAC”)

LINKEDIN CORPORATION
TRENDED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
				(As Adjusted)[1]

Non-GAAP net income and net income per share:
GAAP net income (loss) attributable to common stockholders	$2,995	$(42,548)	$(67,748)	$(47,423)	$(8,425)	$(15,747)	$(166,144)
Add back: stock-based compensation	93,626	103,109	145,491	126,874	134,800	319,133	510,274
Add back: non-cash interest expense related to convertible senior notes	5,916	11,189	11,322	11,456	11,592	5,916	45,559
Add back: amortization of intangible assets	12,612	11,778	29,474	46,466	46,989	34,635	134,707
Add back: accretion of redeemable noncontrolling interest	100	109	248	512	514	427	1,383
Add back: fair value adjustment on other derivative	—	—	—	6,900	1,900	—	8,800
Income tax effects and adjustments (2)	(37,884)	(11,096)	(47,378)	(41,331)	(61,624)	(90,286)	(161,429)
NON-GAAP NET INCOME	$77,365	$72,541	$71,409	$103,454	$125,746	$254,078	$373,150

GAAP diluted shares	127,338	125,471	128,241	130,716	131,583	122,800	129,024
Add back: dilutive shares under the treasury stock method	—	2,827	2,224	1,825	2,020	3,192	2,207
NON-GAAP DILUTED SHARES	127,338	128,298	130,465	132,541	133,603	125,992	131,231

NON-GAAP DILUTED NET INCOME PER SHARE	$0.61	$0.57	$0.55	$0.78	$0.94	$2.02	$2.84

Adjusted EBITDA:
Net income (loss)	$3,095	$(42,439)	$(67,500)	$(46,911)	$(7,911)	$(15,320)	$(164,761)
Provision (benefit) for income taxes	3,774	10,572	(26,048)	(10,429)	(24,064)	46,525	(49,969)
Other (income) expense, net	7,305	14,647	12,400	20,659	16,082	4,930	63,788
Depreciation and amortization	71,118	73,972	99,004	117,901	129,595	236,946	420,472
Stock-based compensation	93,626	103,109	145,491	126,874	134,800	319,133	510,274
ADJUSTED EBITDA	$178,918	$159,861	$163,347	$208,094	$248,502	$592,214	$779,804
______________
(1) In the fourth quarter of 2015, we adopted new authoritative accounting guidance on determining whether the host contract in a hybrid financial instrument issued in the form of a share is more akin to debt or to equity on a modified retrospective approach. As a result, we have recorded a fair value adjustment of $6.9 million to Other income (expense), net in the third quarter of 2015.

(2) Excludes accretion of redeemable noncontrolling interest.

Quarterly Results Webcast and Conference Call

LinkedIn will host a webcast and conference call to discuss its fourth quarter 2015 financial results and business outlook today at 2:00 p.m. Pacific Time. Jeff Weiner and Steve Sordello will host the webcast, which can be viewed on the investor relations section of the LinkedIn website at http://investors.linkedin.com/. This call will contain forward-looking statements and other material information regarding the company's financial and operating results. Following completion of the call, a recorded replay of the webcast will be available on our website.

Upcoming Events

Management will participate in upcoming financial Q&A discussions at industry events on February 9th and 29th of 2016. LinkedIn will post a link to these events on its investor relations website,
http://investors.linkedin.com/ for both the live and archived webcasts.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market, and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has offices around the world.

Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the company uses the following non-GAAP financial measures: adjusted EBITDA, non-GAAP net income, and non-GAAP diluted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

Non-cash interest expense related to convertible senior notes. In November 2014, the company issued $1.3 billion aggregate principal amount of 0.50% convertible senior notes. In accordance with GAAP, the company separately accounted for the value of the conversion feature as a debt discount, which is amortized in a manner that reflects the company’s non-convertible debt borrowing rate. Accordingly, the company recognizes imputed interest expense on its convertible senior notes of approximately 4.7% in its statement of operations. The company excludes the difference between the imputed interest expense and coupon interest expense, net of any capitalized interest, because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Amortization of acquired intangible assets. The company excludes amortization of acquired intangible assets because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Accretion of redeemable noncontrolling interest. The accretion of redeemable noncontrolling interest represents the accretion of the company's redeemable noncontrolling interest to its redemption value. The company excludes the accretion because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Fair value adjustment on other derivative. These adjustments represent the changes in fair value of the cash settlement feature for the preferred shares in the company's joint venture. This non-GAAP adjustment is the result of the company's modified retrospective adoption in the fourth quarter of 2015 of authoritative guidance on derivatives and hedges. The company excludes these fair value adjustments because they are non-cash in nature and the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Income tax effects and adjustments. The company adjusts non-GAAP net income by considering the income tax effects of excluding stock-based compensation and the amortization of acquired intangible assets. The company uses a static non-GAAP tax rate for evaluating its operating performance as well as for planning and forecasting purposes. This projected 10-year weighted average non-GAAP tax rate eliminates the effects of non-recurring and period specific items, which can vary in size and frequency and does not necessarily reflect the company's long-term operations. Based on the company's current forecast, a tax rate of 23% has been applied to its non-GAAP financial results for the current period. This rate will be adjusted annually, if necessary. The company believes that adjusting for these income tax effects and adjustments provides additional transparency to the overall or “after tax” effects of excluding these items from its non-GAAP net income.

Dilutive shares under the treasury stock method. During periods with a net loss, the company excludes certain potential common shares from its GAAP diluted shares because their effect would have been anti-dilutive. On a non-GAAP basis, these shares would have been dilutive. As a result, the company has included the impact of these shares in the calculation of its non-GAAP diluted net income per share under the treasury stock method.

For more information on the non-GAAP financial measures, please see the “Trended Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Additionally, the company has not reconciled adjusted EBITDA or non-GAAP EPS guidance to net loss or GAAP EPS guidance because it does not provide guidance for either other income (expense), net, or GAAP provision for income taxes, which are reconciling items between net loss and adjusted EBITDA and non-GAAP EPS. As items that impact net loss are out of the company's control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net loss is not available without unreasonable effort.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas, certain non-financial metrics, such as customer and member growth and engagement, and our expected financial metrics such as revenue, adjusted EBITDA, non-GAAP EPS, depreciation and amortization, stock-based compensation and fully-diluted weighted shares for the first quarter of 2016 and the full fiscal year 2016. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: our core value of putting members first, which may conflict with the short-term interests of the business; engagement of our members; the price volatility of our Class A common stock; general economic conditions; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; security measures and the risk that they may not be sufficient to secure our member data adequately or that we are subject to attacks that degrade or deny the ability of members to access our solutions; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our solutions are accessible at all times with short or no perceptible load times; our ability to maintain our rate of revenue growth and manage our expenses and investment plans; our ability to accurately track our key metrics internally; members and customers curtailing or ceasing to use our solutions; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our members or curtail our monetization efforts; litigation and regulatory issues; increasing competition; our ability to manage our growth; our international operations; our ability to recruit and retain our employees; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; and the dual class structure of our Class A common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as the company's most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and additional information will also be set forth in our Form 10-K that will be filed for the year ended December 31, 2015, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of the Investor Relations page of the company's website at http://investors.linkedin.com/. All information provided in this release and in the attachments is as of February 4, 2016, and LinkedIn undertakes no duty to update this information.